UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2021

AGRIFY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-39946	30-0943453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

76 Treble Cove Rd. Building 3 Billerica, MA 01862	01862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 896-5243

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AGFY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2021, the Board of Directors (the “Board”) of Agrify Corporation (the “Company”) appointed Barry Turkanis as a member of the Board to fill the vacancy created by the previously disclosed resignation of Timothy Oakes from the Board in connection with Mr. Oakes’ appointment as the Company’s Chief Financial Officer in November 2021. Mr. Turkanis will serve until the Company’s 2022 Annual Meeting of Stockholders and until his successor is elected and qualified or his earlier resignation or removal.

The Board has determined that Mr. Turkanis is independent under the rules of The Nasdaq Capital Market. In connection with the appointment of Mr. Turkanis to the Board, the Board appointed Mr. Turkanis as a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board, and as the chairman of the Mergers & Acquisitions Committee of the Board. As a non-employee director of the Company, Mr. Turkanis will receive compensation in the same manner as the Company’s other non-employee directors, as described in the section entitled “Non-Executive Director Compensation” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2021.

Mr. Turkanis, age 67, is the co-founder of Ocean Gate Capital Management, an investment management firm founded in 2004, and he also serves as a principal at Ocean Gate Realty Advisors, a private equity real estate platform. Additionally, Mr. Turkanis is a co-founder and has served as a Managing Director since 2016 of NXT Ventures Management, a venture capital firm with investments in over 40 portfolio companies. Mr. Turkanis joined Salomon Brothers in 1982 as an institutional salesperson. In 1988, he moved to Goldman, Sachs & Co. for more than fifteen years until he retired as a Managing Director in June 2004. While at Goldman Sachs, he served in various positions, including as the Global Sales Manager for Goldman Sachs’ Mortgage Securities Department and Co-Head of Goldman Sachs’ Mortgage Sales and Trading Division. His responsibilities included oversight of trading, risk management, sales, research, structured finance and compliance for the department. In addition, Mr. Turkanis co-managed a large institutional Life Settlement Fund from 2007-2011. Mr. Turkanis received a J.D. from Boston College Law School and a B.S. from Syracuse University.

There are no arrangements or understandings between Mr. Turkanis and any other person pursuant to which Mr. Turkanis was appointed as a director of the Company. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which Mr. Turkanis was or is to be a participant and in which any related person had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000.

Item 7.01.	Regulation FD Disclosure.

On December 14, 2021, the Company issued a press release announcing the appointment of Mr. Turkanis to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished herein, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates them by reference.

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Item 8.01 Other Events.

In connection with the appointment of Mr. Turkanis to the Board, the Board reconstituted the composition of its existing standing committees as described below.

The Audit Committee now consists of Krishnan Varier, Timothy Mahoney and Barry Turkanis, with Mr. Varier serving as the chairman. The Board has affirmatively determined that Messrs. Varier, Mahoney and Turkanis meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and Nasdaq rules. The Board has determined that Mr. Varier qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Compensation Committee consists of Timothy Mahoney, Stuart Wilcox and Krishnan Varier, with Mr. Mahoney serving as the chairman.

The Nominating and Corporate Governance Committee consists of Stuart Wilcox, Barry Turkanis and Timothy Mahoney, with Mr. Wilcox serving as the chairman.

The purpose of the Mergers & Acquisitions Committee is to assist the Board and the Audit Committee in evaluating any related party transactions that the Company may consider from time to time. The Mergers & Acquisitions Committee consists of Barry Turkanis, Timothy Mahoney and Stuart Wilcox, with Mr. Turkanis serving as chairman.

The Board will continue to evaluate the composition of its committees and make further changes as necessary. The Board may also establish other committees as it deems necessary or appropriate from time to time.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The Company hereby furnishes the following exhibits:

99.1	Press Release of the Company, dated as of December 14, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRIFY CORPORATION

	By:	/s/ Timothy R. Oakes
Date: December 14, 2021		Timothy R. Oakes
Chief Financial Officer

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